Contact: Robert  Barker
Micrel, Incorporated
2180 Fortune Drive
San Jose, CA 95131
Phone:   (408) 944-0800

Press Release

MICREL REPORTS THIRD QUARTER FINANCIAL RESULTS

•	GAAP earnings $0.12 per diluted share
•	Board of Directors declares quarterly dividend of $0.035 per common share

San Jose, CA, October 27, 2008 — Micrel, Incorporated (Nasdaq NM: MCRL), an industry leader in analog, high bandwidth communications and Ethernet IC solutions, today announced financial results for the third quarter ending September 30, 2008.

Third quarter revenues of $67.5 million up by $2.3 million, or 3%, from $65.2 million compared to the same quarter in the prior year.  Third quarter revenues decreased by $3.1 million, or 4%, from $70.6 million in the second quarter. The sequential decrease in revenues was a result of a reduction in overall demand from customers during the last two weeks of the quarter, as the financial crisis in the United States began to impact the semiconductor industry, causing several of the Company’s customers to reduce orders and conserve cash. The order decrease was abrupt and substantial.  Notwithstanding this order decrease, resales of the Company’s products from global sell-through distributors remained strong throughout the quarter and represented an all-time record for the Company.

Third quarter 2008 GAAP net income increased to $8.5 million, or $0.12 per diluted share.  This compares with second quarter 2008 GAAP net income of $7.2 million, or $0.10 per diluted share, and GAAP net income of $9.4 million or $0.12 per diluted share compared to the same quarter in the prior year.  Third quarter 2008 non-GAAP net income was $9.5 million or $0.13 per diluted share.  A reconciliation of the GAAP net income to non-GAAP net income is provided in the financial tables of this press release.  Non-GAAP results exclude the impact of stock-based compensation expense, other operating income and expense items, proxy contest expenses, restructuring charges and credits, other income related to litigation settlements and their related tax effects.

Micrel Reports Third Quarter Financial Results
October 27, 2008

“Micrel’s third quarter sales were significantly impacted by the slowing global economy,” stated Ray Zinn, president and CEO of Micrel.  “Going into the third quarter, we predicted that the September turns-fill level was key to achieving our revenue guidance and unfortunately, customer demand dropped significantly in the last two weeks of the quarter.  However, I was quite pleased with our operating execution and expense management.  During the quarter, the Company was able to successfully reduce operating expenses.  This resulted in Micrel being able to hit its earning expectations even on lower revenue. In addition, Micrel continues to generate strong cash flow from operations, and we have maintained our quarterly dividend payment and our stock repurchase program to the benefit of all shareholders.”

Outlook

Commenting on Micrel’s business outlook, Mr. Zinn said, “The financial crisis impacting the world economy has caused our customers to restrict their ordering patterns and only place orders to satisfy short term demand.  During the third quarter, total bookings were less than revenues as our distributors implemented actions to decrease inventory levels and conserve cash as a result of the economic slowdown.  Visibility into customer demand continues to be limited due to short order lead times.  The Company is heavily dependent on both a steady, robust sell through from its distributors and from OEMs with approximately forty three percent turns-fill orders.”

For the fourth quarter of 2008, the Company estimates revenues will decline by between 7% to 13% on a sequential basis.  The Company estimates that GAAP earnings per diluted share will be approximately $0.08 to $0.11.

Zinn concluded, “The outlook for the fourth quarter 2008 remains relatively uncertain due to the turbulent worldwide financial crisis and its impact on demand for goods and services.  As I commented last quarter, Micrel has been heavily focused on reducing operating costs as we moved into the second half of the year, while maintaining our commitment to produce new, high-performance products at a rapid rate.  We believe this will position the Company to grow faster than the market over time.  The cost cutting measures we implemented earlier in the year coupled with additional actions planned in the fourth quarter will help the Company remain profitable during these difficult times.”

Micrel Reports Third Quarter Financial Results
October 27, 2008

Dividend

The Company announced today that Micrel’s Board of Directors has authorized a quarterly cash dividend of $0.035 per share of common stock.  The payment of this dividend will be made on November 19, 2008 to shareholders of record as of November 5, 2008.

Conference Call

The Company will host a conference call at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) on October 27, 2008.  Chief Executive Officer Raymond Zinn and Interim Chief Financial Officer Robert Barker will present an overview of third quarter 2008 financial results, discuss current business conditions and then respond to questions.

The call is available, live, to any interested party on a listen only basis by dialing (800) 240-4186.  For international callers, please dial (303) 262-2053.  Interested callers should dial in at least five minutes before the scheduled start time and ask to be connected to the Micrel, Incorporated Conference Call.  A live webcast will also be available through: http://www.vcall.com.  An audio replay of the conference call will be available through November 11, 2008, by dialing (800) 405-2236 or (303) 590-3000 and entering access code number 11121027.  The webcast replay will also be available on the Company’s website at: www.micrel.com..

Micrel Reports Third Quarter Financial Results
October 27, 2008

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements about the following topics: our expectations regarding future financial results, including revenues, earnings per share, customer demand, turns-fill requirements, order lead times, operating costs, development of new products and customer order patterns; and the nature of macro-economic and industry trends.  Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially.  Those risks and uncertainties include, but are not limited to, such factors as: softness in demand for our products; customer decisions to cancel, reschedule, or delay orders for our products; the effect that lead times and channel inventories have on the demand for our products; economic or financial difficulties experienced by our customers; the effect of business conditions in the computer, telecommunications and industrial markets; the impact of any previous or future acquisitions; changes in demand for networking or high bandwidth communications products; the impact of competitive products and pricing and alternative technological advances; the accuracy of estimates used to prepare the Company’s financial statements; the global economic situation; the ability of the Company’s vendors and subcontractors to supply or manufacture the Company’s products in a timely manner; the timely and successful development and market acceptance of new products and upgrades to existing products; softness in the economy and the U.S. stock markets as a whole; fluctuations in the market price of Micrel’s common stock and other market conditions; the difficulty of predicting our future cash needs; the nature of other investment opportunities available to the Company from time to time; and Micrel’s operating cash flow.   For further discussion of these risks and uncertainties, please refer to the documents the Company files with the SEC from time to time, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.  All forward-looking statements are made as of today, and the Company disclaims any duty to update such statements.

Micrel Reports Third Quarter Financial Results
October 27, 2008

Non-GAAP Reporting

The Company presents non-GAAP financial measures only because investors and financial analysts use non-GAAP results in their analysis of historical results and projections of the Company’s future operating results.  The Company’s management uses non-GAAP measures on a limited basis, primarily for employee performance-based compensation.  In order to facilitate the computation of non-GAAP results for the financial analyst community and investors, the Company makes reference to non-GAAP net income and earnings per share.  These non-GAAP results exclude the impact of revenues and cost of revenues related to, stock-based compensation expense, other operating income and expense items, proxy contest expenses, restructuring charges or credits, other income related to litigation settlements and their respective related tax effects.  Micrel references those results to allow a better comparison of results in the current period to those in prior periods and to provide insight to the Company’s on-going operating performance after exclusion of these items.  The Company has reconciled such non-GAAP results to the most directly comparable GAAP financial measures in the financial tables at the end of this press release.

Reference to these non-GAAP results should be considered in addition to results that are prepared under current accounting standards, but should not be considered a substitute for results that are presented in accordance with GAAP.  It should also be noted that Micrel’s non-GAAP information may be different from the non-GAAP information provided by other companies.

About Micrel

Micrel Inc., is a leading global manufacturer of IC solutions for the worldwide analog, Ethernet and high bandwidth markets.  The Company’s products include advanced mixed-signal, analog and power semiconductors; high performance communication, clock management, Ethernet switch and physical layer transceiver ICs.  Company customers include leading manufacturers of enterprise, consumer, industrial, mobile, telecommunications, automotive, and computer products.  Corporation headquarters and state-of-the-art wafer fabrication facilities are located in San Jose, CA, with regional sales and support offices and advanced technology design centers situated throughout the Americas, Europe and Asia.  In addition, the Company maintains an extensive network of distributors and sales representatives worldwide.

For further information, contact Robert Barker at: Micrel, Incorporated, 2180 Fortune Drive, San Jose, California, 95131, (408) 944-0800; or visit the Company’s website at: http://www.micrel.com.

-Financial Tables to Follow-

Micrel Reports Third Quarter Financial Results
October 27, 2008

MICREL, INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

		Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,		September 30,
	2008	2008	2007	2008	2007
Net revenues	$67,549	$70,593	$65,191	$204,194	$193,405
Cost of revenues(1)	29,678	30,779	27,698	89,218	82,118
Gross profit	37,871	39,814	37,493	114,976	111,287
Operating expenses:
Research and development(1)	13,832	14,758	13,680	42,716	41,123
Selling, general and administrative(1)	11,307	11,557	10,871	34,789	34,123
Proxy contest expense	16	2,656	-	3,003	-
Other operating expense (income)	-	-	-	-	86
Restructuring charges (credits)	-	-	28	(842)	100
Total operating expenses	25,155	28,971	24,579	79,666	75,432
Income from operations	12,716	10,843	12,914	35,310	35,855
Other income (expense):
Interest income	652	645	1,605	2,382	4,767
Interest expense	(1)	(1)	(11)	(2)	(83)
Other income	10	36	10	57	15,533
Total other income	661	680	1,604	2,437	20,217
Income before income taxes	13,377	11,523	14,518	37,747	56,072
Provision for income taxes	4,900	4,283	5,095	13,641	20,140
Net income	$8,477	$7,240	$9,423	$24,106	$35,932

Net income per share:
Basic	$0.12	$0.10	$0.12	$0.34	$0.46
Diluted	$0.12	$0.10	$0.12	$0.34	$0.46

Shares used in computing per share amounts:
Basic	70,299	71,118	76,964	71,243	77,466
Diluted	70,427	71,413	77,971	71,365	78,625

(1) Includes amortization of stock-based
compensation as follows:
Cost of revenues	$244	$282	$260	$759	$848
Research and development	544	568	543	1,716	1,678
Selling, general and administrative	545	589	564	1,786	1,791

Micrel Reports Third Quarter Financial Results
October 27, 2008

MICREL, INCORPORATED
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
(In thousands, except per share amounts)
(Unaudited)
		Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,		September 30,
	2008	2008	2007	2008	2007

GAAP Net income	$8,477	$7,240	$9,423	$24,106	$35,932
Adjustments to GAAP Net Income:
Stock-based compensation included in:
Cost of revenues	244	282	260	759	848
Research and development	544	568	543	1,716	1,678
Selling, general and administrative	545	589	564	1,786	1,791
Proxy contest expense	16	2,656	-	3,003	-
Other operating expense (income)	-	-	-	-	86
Restructuring charges (credits)	-	-	28	(842)	100
Other non-operating income - Litigation Settlement	-	-	-	-	(15,514)
Tax effect of adjustments to GAAP income	(306)	(1,335)	(288)	(1,743)	5,163
Total Adjustments to GAAP Net Income	1,043	2,760	1,107	4,679	(5,848)
Non-GAAP income(2)	$9,520	$10,000	$10,530	$28,785	$30,084

Non-GAAP shares used in computing non-GAAP
income per share (in thousands):
Basic	70,299	71,118	76,964	71,243	77,466
Diluted (1)	70,553	71,475	77,788	71,439	78,418

GAAP income per share - Basic	$0.12	$0.10	$0.12	$0.34	$0.46
Total Adjustments to GAAP Net Income	$0.02	$0.04	$0.02	$0.06	$(0.07)
Non-GAAP income per share - Basic	$0.14	$0.14	$0.14	$0.40	$0.39

GAAP income per share - Diluted	$0.12	$0.10	$0.12	$0.34	$0.46
Total Adjustments to GAAP Net Income	$0.01	$0.04	$0.02	$0.06	$(0.08)
Non-GAAP income per share - Diluted(2)	$0.13	$0.14	$0.14	$0.40	$0.38

(1) Non-GAAP shares have been adjusted from diluted outstanding shares calculated under FAS123R.

(2) Non-GAAP results were reached by excluding revenues and cost of revenues related to intellectual property settlements, stock-based compensation expense, other operating income or expense items, proxy contest expenses, restructuring charges or credits, other income related to litigation settlements and their related tax-effects.
Non-GAAP results are presented to supplement our GAAP consolidated financial statements to allow a better comparison of results in the current period to those in prior periods and to provide meaningful insight to the
Company's on-going operating performance after exclusion of these items.

Micrel Reports Third Quarter Financial Results
October 27, 2008

MICREL, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2008	2007
ASSETS
CURRENT ASSETS:
Cash, cash equivalents and short-term investments	$82,261	$91,127
Accounts receivable, net	34,271	29,614
Inventories	36,483	35,660
Income taxes receivable	2,934	3,426
Deferred income taxes	18,852	19,387
Other current assets	1,431	3,604
Total current assets	176,232	182,818

LONG-TERM INVESTMENTS	13,453	16,552
PROPERTY, PLANT AND EQUIPMENT, NET	78,475	82,585
INTANGIBLE ASSETS, NET	1,760	3,026
DEFERRED INCOME TAXES	8,963	9,286
OTHER ASSETS	436	478
TOTAL	$279,319	$294,745

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$15,694	$18,010
Deferred income on shipments to distributors	23,012	20,238
Other current liabilities	10,645	14,097
Total current liabilities	49,351	52,345

LONG-TERM TAXES PAYABLE	3,612	2,814
OTHER LONG-TERM OBLIGATIONS	290	335

TOTAL SHAREHOLDERS' EQUITY	226,066	239,251
TOTAL	$279,319	$294,745